FOR IMMEDIATE RELEASE
November 5, 2015
NYSE Symbol: CPK

CHESAPEAKE UTILITIES CORPORATION REPORTS
HIGHER THIRD QUARTER RESULTS

•	Third quarter earnings increased by $0.11 per share to $0.33 per share

•	Year-to-date earnings have increased by $0.38 per share to $2.16 per share

•	Natural gas growth, including service expansions, generated $2.6 million in additional gross margin during the quarter

•	The Company's total assets now exceed $1.0 billion

Dover, Delaware — Chesapeake Utilities Corporation (NYSE: CPK) today reported third quarter and year-to-date financial results. The Company's net income for the three months ended September 30, 2015 was $5.1 million, or $0.33 per share. This represents an increase of $1.9 million, or $0.11 per share, over the same quarter in 2014.

For the nine months ended September 30, 2015, the Company reported net income of $32.5 million or $2.16 per share. This represents an increase of $6.5 million or $0.38 per share, compared to the same period in 2014.

“Our higher results for the third quarter and year-to-date are the current harvest of our continued growth in productive assets, which now exceed $1.0 billion, and the concerted efforts of our employees to reap sustained earnings growth from those assets," stated Michael P. McMasters, President and Chief Executive Officer of Chesapeake Utilities Corporation. "We are currently working on several large growth projects, including the combined heat and power plant in Florida and new natural gas transmission services on the Delmarva Peninsula, while continuing to identify and develop additional growth opportunities within and beyond our current markets to provide future earnings and dividend growth for our investors."
A more detailed discussion and analysis of the Company's results for each segment is provided in the following pages.

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Comparative Results for the Quarters Ended September 30, 2015 and September 30, 2014

The Company’s operating income for the three months ended September 30, 2015 was $10.9 million, an increase of $3.1 million over the same quarter in 2014. The increase in operating income was driven by a $5.1 million increase in gross margin, which was partially offset by an increase of $2.0 million in other operating expenses to support growth. The higher consolidated operating income reflected improved results in both the regulated and unregulated energy segments. Additional details on key variances in gross margin and other operating expenses are provided in the Financial Summary Highlights section later in this release. As a result of the sale of BravePoint, Inc. ("BravePoint") in October 2014, the Company no longer reports the Other segment.

Regulated Energy Segment

Operating income for the Regulated Energy segment increased by $2.6 million to $11.8 million for the quarter ended September 30, 2015, compared to the same quarter in 2014. The increased operating income reflects additional gross margin of $4.3 million, partially offset by a $1.7 million increase in other operating expenses. The significant components of the gross margin increase included:

•	$1.7 million generated from natural gas service expansions completed in 2014 and 2015;

•	$1.1 million generated by additional Gas Reliability Infrastructure Program ("GRIP") investments by the Florida natural gas distribution operations;

•	$896,000 from customer growth in natural gas distribution and transmission services beyond recent service expansions; and

•	$673,000 from a base rate increase in the Florida electric distribution operation that was approved by the Florida Public Service Commission ("PSC") in September 2014.

The significant components of the increase in other operating expenses included:

•	$696,000 in higher payroll and benefits costs as a result of additional personnel to support growth;

•	$507,000 in higher depreciation, asset removal and property tax costs associated with recent capital investments to support growth; and

•	$208,000 in higher accruals for incentive compensation as a result of the higher quarterly financial results.

Unregulated Energy Segment

The Unregulated Energy segment reported an operating loss of $1.0 million for the quarter ended September 30, 2015, compared to an operating loss of $2.0 million for the same quarter in 2014. The Unregulated Energy segment typically reports an operating loss in the third quarter due to the seasonal nature of the operations of a large portion of this segment. The reduction in the operating loss reflects $3.8 million in higher gross margin partially offset by a $2.8 million increase in other operating expenses. The significant components of the gross margin increase included:

•	$2.0 million generated by Aspire Energy of Ohio, LLC, ("Aspire Energy of Ohio"), following the acquisition of Gatherco, Inc. ("Gatherco") on April 1, 2015;

•
$1.0 million of additional gross margin in the propane distribution business as a result of higher retail propane margins per gallon due to the retail pricing strategy guided by local market conditions, and lower propane costs; and

•
$479,000 in higher gross margin from the Company's natural gas marketing subsidiary, Peninsula Energy Services Company, Inc. ("PESCO") generated as the results of its strategic growth initiatives have started to materialize.

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The significant components of the increase in other operating expenses included:

•	$1.9 million in costs from the operation of Aspire Energy of Ohio, following the acquisition of Gatherco on April 1, 2015;

•	$443,000 in higher payroll and benefits costs as a result of additional personnel hired to support growth;

•	$141,000 in higher depreciation and property tax costs reflecting a higher level of assets resulting from our growth;

•	$126,000 in additional costs for facility maintenance; and

•	$102,000 in higher accruals for incentive compensation as a result of the higher year-to-date financial results and a larger workforce.

Comparative Results for the Nine Months Ended September 30, 2015 and September 30, 2014

The Company’s operating income for the nine months ended September 30, 2015 was $61.6 million, an increase of $11.7 million over the same period in 2014. A gain from a customer billing system settlement in the second quarter of 2015 contributed $1.5 million to operating income in the year-to-date results. The remainder of the increase in 2015 operating income was driven by an increase in gross margin of $16.1 million, which was partially offset by an increase of $5.9 million in other operating expenses necessary to support growth.

Regulated Energy Segment

Operating income for the Regulated Energy segment increased by $6.6 million to $47.6 million for the nine months ended September 30, 2015, compared to the same period in 2014. The increased operating income reflects the $1.5 million gain from a customer billing system settlement. The remainder of the increase in operating income was due to an increase in gross margin of $12.9 million, partially offset by a $7.8 million increase in other operating expenses. The significant components of the gross margin increase included:

•	$4.1 million generated from natural gas service expansions completed in 2014 and 2015, as more fully discussed in the Major Projects and Initiatives section below;

•	$3.2 million in customer growth in natural gas distribution and transmission services beyond recent service expansions;

•	$3.1 million generated by the Florida GRIP; and

•	$2.4 million from a base rate increase for the Florida electric distribution operation.

The significant components of the increase in other operating expenses included:

•	$1.9 million in higher payroll and benefit costs as a result of additional personnel to support growth and increased overtime on the Delmarva Peninsula in early 2015 due to colder weather;

•	$1.3 million in higher depreciation, asset removal and property tax costs associated with recent capital investments to support growth;

•	$987,000 in legal and consulting costs associated with the billing system settlement and other transactions;

•	$811,000 in higher accruals for incentive compensation as a result of improved year-to-date financial performance;

•	$680,000 in higher service contractor and other consulting costs;

•	$497,000 in additional amortization expense due to a change in the amortization of regulatory assets and liabilities, primarily in the Florida electric distribution operation; and

•	$353,000 in additional costs for facility maintenance.

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Unregulated Energy Segment

Operating income for the Unregulated Energy segment increased by $4.8 million to $13.7 million for the nine months ended September 30, 2015, compared to the same period in 2014. The increased operating income was driven by a $10.4 million increase in gross margin, which was partially offset by a $5.5 million increase in other operating expenses. The significant components of the gross margin increase included:

•
$6.7 million generated from higher retail propane margins per gallon due to the retail pricing strategy, guided by local market conditions, and lower propane costs as a result of favorable supply management and hedging activities;

•	$3.7 million in gross margin generated from Aspire Energy of Ohio, which was acquired in April 2015 and therefore not included in prior year results;

•	$404,000 in additional gross margin generated by PESCO due to the execution of its growth strategy; partially offset by

•	$854,000 in decreased gross margin for Xeron, inc. ("Xeron"), due to lower volatility in wholesale propane prices.

Other operating expenses increased by $5.5 million due primarily to:

•	$3.8 million in costs from the operation of Aspire Energy of Ohio, following the acquisition of Gatherco;

•	$1.0 million in higher payroll and benefits expense due to increased seasonal overtime and additional resources hired to support growth;

•	$379,000 in additional costs for facility maintenance; and

•	$337,000 in increased accruals for incentive compensation as a result of improved year-to-date financial results in 2015 as well as a larger workforce.

Matters discussed in this release may include forward-looking statements that involve risks and uncertainties. Actual results may differ materially from those in the forward-looking statements. Please refer to the Safe Harbor for Forward-Looking Statements in the Company’s 2014 Annual Report on Form 10-K for further information on the risks and uncertainties related to the Company’s forward-looking statements.

The discussions of the results use the term “gross margin,” a non-Generally Accepted Accounting Principles (“GAAP”) financial measure, which management uses to evaluate the performance of the Company’s business segments. For an explanation of the calculation of “gross margin,” see the footnote to the Financial Summary.

Unless otherwise noted, earnings per share information is presented on a diluted basis.

Conference Call

Chesapeake Utilities Corporation will host a conference call on Friday, November 6, 2015 at 10:30 a.m. Eastern Time to discuss the Company’s financial results for the quarter ended September 30, 2015. To participate in this call, dial 866.821.5457 and reference Chesapeake Utilities Corporation’s 2015 Third Quarter Financial Results Conference Call. To access the replay recording of this call, please visit the Company’s website at http://investor.chpk.com/results.cfm or download the replay on your mobile device by accessing the Audio cast section of the Company's IR App.

About Chesapeake Utilities Corporation

Chesapeake Utilities Corporation is a diversified energy company engaged in natural gas distribution, transmission, gathering and processing, and marketing; electricity distribution; propane gas distribution and wholesale marketing; and other related services. Information about Chesapeake Utilities Corporation and the Chesapeake family of businesses is available at http://www.chpk.com or through its IR App.

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For more information, contact:

Beth W. Cooper
Senior Vice President & Chief Financial Officer
302.734.6799

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Financial Summary
(in thousands, except per share)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Gross Margin (1)
Regulated Energy segment	$40,635	$36,316	$134,023	$121,148
Unregulated Energy segment	10,207	6,448	45,929	35,563
Other businesses and eliminations	(49)	2,880	(156)	7,021
Total Gross Margin	$50,793	$45,644	$179,796	$163,732

Operating Income (Loss)
Regulated Energy segment	$11,828	$9,202	$47,616	$41,004
Unregulated Energy segment	(1,022)	(1,972)	13,666	8,843
Other businesses and eliminations	103	562	305	25
Total Operating Income	10,909	7,792	61,587	49,872

Other Income (Loss), net of Other Expenses	36	(32)	(3)	380
Interest Charges	2,492	2,495	7,425	6,954
Pre-tax Income	8,453	5,265	54,159	43,298
Income Taxes	3,334	2,085	21,638	17,303
Net Income	$5,119	$3,180	$32,521	$25,995

Earnings Per Share of Common Stock
Basic	$0.34	$0.22	$2.16	$1.79
Diluted	$0.33	$0.22	$2.16	$1.78

(1) “Gross margin” is determined by deducting the cost of sales from operating revenue. Cost of sales includes the purchased fuel cost for natural gas, electricity and propane and the cost of labor spent on direct revenue-producing activities. Gross margin should not be considered an alternative to operating income or net income, which are determined in accordance with GAAP. Chesapeake believes that gross margin, although a non-GAAP measure, is useful and meaningful to investors as a basis for making investment decisions. It provides investors with information that demonstrates the profitability achieved by the Company under its allowed rates for regulated operations and under its competitive pricing structure for non-regulated segments. Chesapeake’s management uses gross margin in measuring its business units’ performance and has historically analyzed and reported gross margin information publicly. Other companies may calculate gross margin in a different manner.

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Financial Summary Highlights

Key variances for the three months ended September 30, 2015 included:

(in thousands, except per share)	Pre-tax Income	Net Income	Earnings Per Share
Third Quarter of 2014 Reported Results	$5,265	$3,180	$0.22
Adjusting for Unusual Items:
Absence of BravePoint, which was sold in October 2014	(454)	(274)	(0.02)
	(454)	(274)	(0.02)
Increased (Decreased) Gross Margins:
Contribution from Aspire Energy of Ohio	2,037	1,230	0.08
Service expansions (See Major Projects and Initiatives table)	1,708	1,031	0.07
GRIP	1,144	691	0.05
Higher retail propane margins	1,029	621	0.04
Natural gas growth (excluding service expansions)	895	540	0.04
FPU electric base rate increase	673	406	0.03
Natural gas marketing	479	289	0.02
	7,965	4,808	0.33
Increased Other Operating Expenses:
Expenses from Aspire Energy of Ohio	(1,933)	(1,167)	(0.08)
Higher payroll and benefits costs	(1,098)	(663)	(0.05)
Higher depreciation, asset removal and property tax costs due to recent capital investments	(647)	(391)	(0.03)
Increased accrual for incentive compensation	(314)	(190)	(0.01)
	(3,992)	(2,411)	(0.17)
Interest Charges	3	2	—
Net Other Changes (1)	(334)	(186)	(0.03)
Third Quarter of 2015 Reported Results	$8,453	$5,119	$0.33
1) The earnings per share impact, net of other changes shown above, includes $(0.01) of dilution from the issuance of 592,970 shares of Chesapeake's common stock in conjunction with the merger of Gatherco into Aspire Energy of Ohio on April 1, 2015.

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Key variances for the nine months ended September 30, 2015 included:

(in thousands, except per share)	Pre-tax Income	Net Income	Earnings Per Share
Nine months ended September 30, 2014 Reported Results	$43,298	$25,995	$1.78
Adjusting for Unusual Items:
Gain from a customer billing system settlement	1,500	902	0.06
Gain on sale of business, recorded in 2014	(397)	(238)	(0.02)
Absence of BravePoint, which was sold in October 2014	303	182	0.01
	1,406	846	0.05
Increased (Decreased) Gross Margins:
Higher retail propane margins	6,742	4,048	0.28
Service expansions (See Major Projects and Initiatives table)	4,085	2,453	0.17
Contribution from Aspire Energy of Ohio	3,661	2,198	0.15
Natural gas growth (excluding service expansions)	3,149	1,891	0.13
GRIP	3,070	1,843	0.13
FPU electric base rate increase	2,366	1,421	0.10
Propane wholesale marketing	(854)	(513)	(0.04)
	22,219	13,341	0.92
Increased Other Operating Expenses:
Expenses from Aspire Energy of Ohio	(3,828)	(2,298)	(0.16)
Higher payroll and benefits costs	(2,762)	(1,658)	(0.11)
Higher depreciation, asset removal costs and property tax costs due to recent capital investments	(1,700)	(1,021)	(0.07)
Increased accruals for incentive compensation	(1,150)	(690)	(0.05)
Costs associated with a customer billing system settlement and other transactions	(1,081)	(649)	(0.04)
Higher facility maintenance	(729)	(438)	(0.03)
Higher service contractor and other consulting costs	(694)	(417)	(0.03)
Higher amortization expense	(463)	(278)	(0.02)
	(12,407)	(7,449)	(0.51)
Interest Charges	(471)	(283)	(0.02)
Net Other Changes (1)	114	71	(0.06)
Nine months ended September 30, 2015 Reported Results	$54,159	$32,521	$2.16
(1) The earnings per share impact, net of other changes shown above, includes $(0.06) of dilution from the issuance of 592,970 shares of Chesapeake's common stock in conjunction with the merger of Gatherco into Aspire Energy of Ohio on April 1, 2015.

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Major Projects and Initiatives

The following table summarizes gross margin for the Company's existing and future major projects and initiatives (dollars in thousands):

	Gross Margin for the Period
	Three Months Ended		Nine Months Ended		Total
	September 30,		September 30,		2014	Estimate for
	2015	2014	2015	2014	Margin	2015	2016	2017
Existing major projects and initiatives	$7,490	$1,928	$17,030	$3,848	$7,114	$25,510	$33,438	$35,295
Future major projects and initiatives	—	—	—	—	—	—	11,200	17,450
	$7,490	$1,928	$17,030	$3,848	$7,114	$25,510	$44,638	$52,745

Existing Major Projects and Initiatives
The following table summarizes the Company's major projects and initiatives commenced since 2014 (dollars in thousands):

	Gross Margin for the Period (1)
	Three Months Ended			Nine Months Ended			Total
	September 30,			September 30,			2014	Estimate for
	2015	2014	Variance	2015	2014	Variance	Margin	2015	2016	2017
Acquisition:
Aspire Energy of Ohio (formerly Gatherco) (2)	$2,037	$—	$2,037	$3,661	$—	$3,661	$—	$7,673	$13,000	$13,000
Natural Gas Transmission Expansions and Contracts:
Short-term contracts
New Castle County, Delaware	$507	$657	$(150)	$1,998	$1,256	$742	$2,026	$2,505	$2,029	$1,561
Kent County, Delaware (3)	1,055	—	1,055	1,453	—	1,453	—	1,663	—	—
Total short-term Contracts	1,562	657	905	3,451	1,256	2,195	2,026	4,168	2,029	1,561
Long-term Contracts
Kent County, Delaware	463	—	463	1,389	—	1,389	463	1,844	1,815	1,789
Polk County, Florida	340	—	340	501	—	501	—	908	1,627	1,627
Total long-term contracts	$803	$—	$803	$1,890	$—	$1,890	$463	$2,752	$3,442	$3,416
Total Expansions & Contracts	$2,365	$657	$1,708	$5,341	$1,256	$4,085	$2,489	$6,920	$5,471	$4,977
Florida GRIP	$2,067	$923	$1,144	$5,314	$2,244	$3,070	$3,356	$7,355	$11,405	$13,756
Florida Electric Rate Case	$1,021	$348	$673	$2,714	$348	$2,366	$1,269	$3,562	$3,562	$3,562
Total Major Projects and Initiatives	$7,490	$1,928	$5,562	$17,030	$3,848	$13,182	$7,114	$25,510	$33,438	$35,295

(1) Gross margin of $4.7 million and $16.5 million for the three and nine months ended September 30, 2014, respectively, and $21.8 million for the year ended December 31, 2014, related to projects initiated prior to 2014. These projects were previously disclosed and are excluded from this table as they no longer result in period-over-period variances.
(2) During the three and nine months ended September 30, 2015, the Company incurred $1.9 million and $3.8 million, respectively, in other operating expenses related to Aspire Energy of Ohio's operation. The Company expects to incur a total of $6.0 million in other operating expenses in 2015.
(3) The gross margin is attributable to interruptible service Eastern Shore provided to an industrial customer beginning in April 2015. The interruptible service will be replaced by a 20-year contract for OPT ≤ 90 Service beginning in the third quarter of 2016.

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Gatherco Acquisition
On April 1, 2015, the Company completed the merger with Gatherco, pursuant to which Gatherco merged with and into Aspire Energy of Ohio, a newly formed, wholly-owned subsidiary of Chesapeake. As a result of this merger, Aspire Energy of Ohio provides unregulated natural gas midstream services including natural gas gathering services and natural gas liquid processing services to over 300 producers through 16 gathering systems and over 2,000 miles of pipelines in Central and Eastern Ohio. Aspire Energy of Ohio also supplies natural gas to Columbia Gas of Ohio, regional marketers of natural gas, and over 6,000 customers in Ohio through the Consumers Gas Cooperative, an independent entity, which Aspire Energy of Ohio manages under an operating agreement.

Aspire Energy of Ohio generated $2.0 million in additional gross margin and incurred $1.9 million in other operating expenses for the three months ended September 30, 2015. For the six months following the merger through September 30, 2015, it generated $3.7 million of gross margin and incurred $3.8 million of other operating expenses. The results of Aspire Energy of Ohio are projected to have a minimal impact on the Company's earnings per share in 2015, since the merger was completed after the first quarter, which has historically produced a significant portion of Gatherco's annual earnings. This acquisition is expected to be accretive to the Company's earnings in the first full year of operations, which will include the first quarter of 2016.

Service Expansions
During 2014, Eastern Shore Natural Gas Company, ("Eastern Shore"), the Company's interstate pipeline subsidiary, executed a one-year contract with an industrial customer in New Castle County, Delaware to provide 50,000 Dts/d of additional transmission service from April 2014 to April 2015. This contract was subsequently amended to provide 55,580 Dts/d of transmission service at a lower reservation rate through August 2020. The net impact of the contract resulted in a gross margin decline of $150,000 for the quarter ended September 30, 2015. For the nine months ended September 30, 2015, the extension of the contract generated additional gross margin of $509,000, net of the impact of the lower rate, compared to the same period in 2014, and will generate additional gross margin of $334,000 for 2015 compared to 2014.

In December 2014, Eastern Shore executed another short-term contract with the same customer in New Castle County, Delaware to provide an additional 10,000 Dts/d of Off Peak ≤90 firm transportation service ("OPT ≤ 90 Service") from December 2014 to March 2015. The OPT ≤ 90 Service is a new firm transportation service that allows Eastern Shore not to schedule service for up to 90 days during the peak months of November through April each year. This short-term contract generated additional gross margin of $233,000 for the nine months ended September 30, 2015.

On October 1, 2014, Eastern Shore commenced a new lateral service to an industrial customer facility in Kent County, Delaware. This service commenced after construction of new facilities, including approximately 5.5 miles of pipeline lateral and metering facilities extending from Eastern Shore's mainline to the new industrial customer facility. This service generated $463,000 and $1.4 million of gross margin for the three and nine months ended September 30, 2015, respectively. On an annual basis, this service is expected to generate $1.8 million of gross margin in 2015 and annual gross margin of approximately $1.2 million to $1.8 million during the 37-year service period.

In April 2015, Eastern Shore commenced interruptible service to the same industrial customer in Kent County, Delaware and generated additional gross margin of $1.1 million and $1.5 million for the three and nine months ended September 30, 2015, respectively. The interruptible service is expected to generate $1.7 million of gross margin in 2015, and it is expected to be replaced by a 20-year OPT ≤ 90 Service beginning in the third quarter of 2016.
On January 16, 2015, the Florida PSC approved a firm transportation agreement between Peninsula Pipeline Company, Inc. ("Peninsula Pipeline"), and Chesapeake's Florida natural gas distribution division. Under this agreement, Peninsula Pipeline provides natural gas transmission service to support Chesapeake's expansion of natural gas distribution service in Polk County, Florida. Peninsula Pipeline began the initial phase of its service to Chesapeake in March 2015, generating $340,000 and $501,000 of additional gross margin for the three and nine months ended September 30, 2015, respectively. This service will generate an estimated annual gross margin of $908,000 in 2015 and, once completed, all phases of this service will generate an estimated annualized gross margin of $1.6 million.

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GRIP
GRIP is a natural gas pipe replacement program approved by the Florida PSC, designed to expedite the replacement of qualifying distribution mains and services (any material other than coated steel or plastic) to enhance reliability and integrity of the Company's Florida natural gas distribution systems. This program allows recovery, through regulated rates, of capital and other program-related costs, inclusive of a return on investment, associated with the replacement of the mains and services. Since the program's inception in August 2012, the Company's Florida natural gas distribution operations have invested $69.6 million to replace 153 miles of qualifying distribution mains, $25.5 million of which was invested during the first nine months of 2015. The Company expects to invest an additional $3.4 million in this program through the end of 2015. The increased investment in GRIP generated additional gross margin of $1.1 million and $3.1 million, for the three and nine months ended September 30, 2015, respectively, compared to the same periods in 2014.
Florida Electric Rate Case
On September 15, 2014, the Florida PSC approved a settlement agreement between Florida Public Utilities Company ("FPU") and the Florida Office of Public Counsel in FPU's base rate case filing for its electric operation, which included, among other things, an increase in FPU's annual revenue requirement of approximately $3.8 million and a 10.25 percent rate of return on common equity. The new rates became effective for all meter reads on or after November 1, 2014. Previously, the Florida PSC approved interim rate relief, effective for meter readings on or after August 10, 2014. The higher base rates in FPU's electric operation generated $673,000 and $2.4 million in additional gross margin for the three and nine months ended September 30, 2015, respectively.

Future Major Projects and Initiatives

White Oak Mainline Expansion Project: In December 2014, Eastern Shore entered into a precedent agreement with an industrial customer in Kent County, Delaware, to provide a 20-year natural gas transmission service for 45,000 Dts/d for the customer's new facility, upon the satisfaction of certain conditions. This new service will be provided as OPT ≤ 90 Service and is expected to generate at least $5.8 million in annual gross margin. In November 2014, Eastern Shore requested authorization by the Federal Energy Regulatory Commission ("FERC") to construct 7.2 miles of 16-inch pipeline looping and 3,550 horsepower of new compression in Delaware to provide this service. The estimated cost of these new facilities is approximately $30.0 million. Eastern Shore anticipates receiving the FERC’s authorization in 2015, with service targeted to commence in the third quarter of 2016, following construction of the new facilities. As previously discussed, during the three and nine months ended September 30, 2015, the Company generated $1.1 million and $1.5 million, respectively, in additional gross margin by providing interruptible service to this customer.
System Reliability Project: On May 22, 2015, Eastern Shore submitted an application to the FERC seeking authorization to construct, own and operate approximately 10.1 miles of 16-inch pipeline looping and auxiliary facilities in New Castle and Kent Counties, Delaware and a new compressor at its existing Bridgeville compressor station in Sussex County, Delaware. Eastern Shore further proposes to reinforce critical points on its pipeline system. The total project will benefit all of Eastern Shore’s customers by modifying the pipeline system to respond to severe operational conditions experienced during actual winter peak days in 2014 and 2015. Since the project is intended to improve system reliability, Eastern Shore requested a predetermination of rolled-in rate treatment for the costs of the project and an order granting the requested authorization by December 2015. This project is expected to be in service by late third quarter of 2016 and will be included in Eastern Shore's upcoming 2017 rate case filing. The estimated cost of the project is $32.1 million. The estimated annual gross margin associated with this project, assuming recovery in the 2017 rate case filing, is approximately $4.5 million.

Texas Eastern Transmission, LP ("TETLP") Capacity Expansion Project: On October 13, 2015, Eastern Shore submitted an application to the FERC to make certain measurement and related improvements at its TETLP interconnect facilities which will enable Eastern Shore to increase natural gas receipts from TETLP by 53,000 Dts/day, for a total capacity of 160,000 Dts/d. Eastern Shore expects the project to be approved by the end of the year and in service by the end of February 2016. On a short-term basis, the Company anticipates that Eastern Shore will generate approximately $2.1 million in additional gross margin.

Eight Flags: Eight Flags Energy, LLC, ("Eight Flags"), one of the Company's unregulated energy subsidiaries, is engaged in the development and construction of a Combined Heat and Power ("CHP") plant in Nassau County, Florida. This CHP plant, which will consist of a natural-gas-fired turbine and associated electric generator, is designed to generate approximately 20 megawatts of base load power and will include a heat recovery system generator capable of providing approximately 75,000 pounds per hour of unfired steam. Eight Flags will sell the power generated from the CHP plant to FPU for distribution to its retail electric customers pursuant to a 20-year power purchase agreement. It will also sell the

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steam to an industrial customer pursuant to a separate 20-year contract. FPU will transport natural gas through its distribution system to Eight Flags’ CHP plant, which will produce power and steam. On a consolidated basis, this project is expected to generate approximately $7.3 million in annual gross margin, which could fluctuate based upon various factors, including, but not limited to, the quantity of steam delivered and the CHP plant’s hours of operations. Eight Flags' CHP plant is expected to be operational at the beginning of the third quarter of 2016. Chesapeake's total projected investment, by Eight Flags and other Chesapeake affiliates, to construct the CHP plant and associated facilities is approximately $40.0 million.

The following table summarizes estimated in-service dates and gross margin for the foregoing projects (dollars in thousands):

		Estimate for
Project	Estimated In-Service Date	Annualized Margin	2016	2017
Eastern Shore White Oak Mainline Expansion Project in Kent County, Delaware	Third quarter of 2016	$5,400	$5,400	$5,800
Eastern Shore System Reliability Project	Late third quarter of 2016	4,500	—	2,250
Eastern Shore TETLP Capacity Expansion Project	February 2016	2,100	2,100	2,100
Eight Flags CHP plant in Nassau County, Florida	Early third quarter of 2016	7,300	3,700	7,300
		$19,300	$11,200	$17,450

Other factors contributing to gross margin increase
Weather and Consumption
Weather was not a significant factor in the gross margin increase for the quarter ended September 30, 2015, compared to the same period in 2014. Weather was also not a significant factor in the gross margin increase for the nine months ended September 30, 2015, compared to the same period in 2014, because the first quarter of 2015 and 2014 were both significantly colder than normal (10-year average weather) on the Delmarva Peninsula. The following tables summarize the heating degree-day ("HDD") and cooling degree-day ("CDD") information for the three and nine months ended September 30, 2015 and 2014 and the gross margin variance resulting from weather fluctuations in those periods.

HDD and CDD Information

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2015	2014	Variance	2015	2014	Variance
Delmarva
Actual HDD	41	89	(48)	3,249	3,262	(13)
10-Year Average HDD ("Normal")	65	61	4	2,908	2,893	15
Variance from Normal	(24)	28		341	369
Florida
Actual HDD	—	—	—	501	574	(73)
10-Year Average HDD ("Normal")	—	—	—	557	555	2
Variance from Normal	—	—		(56)	19
Florida
Actual CDD	1,591	1,528	63	2,827	2,498	329
10-Year Average CDD ("Normal")	1,524	1,519	5	2,506	2,501	5
Variance from Normal	67	9		321	(3)

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13-13-13-13

Gross Margin Variance attributed to Weather

(in thousands)	Q3 2015 vs. Q3 2014	Q3 2015 vs. Normal	Q3 2014 vs. Normal	YTD 2015 vs. YTD 2014	YTD 2015 vs. Normal	YTD 2014 vs. Normal
Delmarva
Regulated Energy segment	$(157)	$(31)	$167	$(87)	$872	$803
Unregulated Energy segment	(8)	27	(13)	20	1,005	1,037
Florida
Regulated Energy segment	(232)	(40)	38	134	(239)	(284)
Unregulated Energy segment	—	—	—	(10)	122	81
Total	$(397)	$(44)	$192	$57	$1,760	$1,637

Propane prices
Higher retail margins per gallon generated $597,000 and $5.7 million in additional gross margin by the Delmarva propane distribution operation for the three and nine months ended September 30, 2015, respectively, compared to the same periods in 2014. A large decline in propane prices in the first quarter of 2015 had a significant impact on the amount of revenue and cost of sales associated with the Company's propane distribution operations. Based on the Mont Belvieu wholesale propane index, propane prices in the first quarter of 2015 were approximately 59 percent lower than prices in the same quarter in 2014. As a result of favorable supply management and hedging activities, the Delmarva propane distribution operation experienced a decrease in its average propane cost in addition to the decrease in wholesale prices, which generated increased retail margins per gallon. During the second and third quarters of 2015, wholesale propane prices continued to remain significantly lower than prices in the same quarters of 2014.
In Florida, higher retail propane margins per gallon as a result of local market conditions generated $432,000 and $1.1 million of additional gross margin for the three and nine months ended September 30, 2015, respectively.
These market conditions, which are influenced by competition with other propane suppliers as well as the availability and price of alternative energy sources, may fluctuate based on changes in demand, supply and other energy commodity prices. The level of retail margins per gallon generated during the first nine months of 2015 is not typical and, therefore, is not included in the Company's long-term financial plans or forecasts.
Xeron, which benefits from wholesale price volatility by entering into trading transactions, generated additional gross margin of $131,000 for the three months ended September 30, 2015. On a year-to-date basis, Xeron experienced a gross margin decrease of $854,000, compared to the same period in 2014, due to lower wholesale price volatility.
Other Natural Gas Growth - Distribution Operations
In addition to service expansions, the natural gas distribution operations on the Delmarva Peninsula generated $250,000 and $1.1 million in additional gross margin for the three and nine months ended September 30, 2015, respectively, compared to the same periods in 2014, due to an increase in residential, commercial and industrial customers served. The number of residential customers on the Delmarva Peninsula increased by 2.7 percent in the third quarter of 2015, compared to the same quarter in 2014. The natural gas distribution operations in Florida generated $443,000 and $1.4 million in additional gross margin for the three and nine months ended September 30, 2015, respectively, compared to the same periods in 2014, due primarily to an increase in commercial and industrial customers in Florida.
Capital Expenditures
The Company has revised its capital expenditures forecast for 2015 to be in the range of $130.0 million to $160.0 million, excluding amounts expended to acquire Gatherco. This range represents a significant increase over the average level of annual capital expenditures during the past three years, which equaled $94.8 million. The updated capital forecast reflects a shift in the timing of certain capital expenditures from 2015 to 2016. Major projects currently underway, such as the Eight Flags' CHP plant and associated facilities, anticipated new facilities to serve an industrial customer in Kent County, Delaware under the OPT ≤ 90 Service, and additional GRIP investments projected for 2015, account for approximately $99.0 million of the capital expenditures forecast for 2015. In addition, Eastern Shore is seeking FERC approval of a $32.1 million project to construct facilities that will improve the overall reliability and flexibility of its pipeline system. Capital expenditures are subject to continuous review and modification by the Company's management and

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14-14-14-14

Board of Directors, and some anticipated capital expenditures are subject to approval by the applicable regulators. Actual capital requirements may vary from the above estimates due to a number of factors, including changing economic conditions, changes in customer expectations or service needs, customer growth in existing areas, regulation, new growth or acquisition opportunities and availability of capital. Historically, actual capital expenditures have typically lagged behind the budgeted amounts.
In order to fund the 2015 capital expenditures currently budgeted, the Company expects to increase the level of borrowings during the remainder of 2015 to supplement cash provided by operating activities. The Company's target ratio of equity to total capitalization, including short-term borrowings, is between 50 and 60 percent, and the Company has maintained a ratio of equity to total capitalization, including short-term borrowings, between 54 and 60 percent during the past three years. If the Company increases the level of debt during 2015 and 2016 to fund the budgeted capital expenditures, the ratio of equity to total capitalization, including short-term borrowings, will temporarily decline.
On October 8, 2015, the Company entered into a new revolving credit facility with certain lenders, which increased the Company's borrowing capacity by $150.0 million. To facilitate the refinancing of a portion of the short-term borrowings into long-term debt, as appropriate, the Company also entered into a long-term private placement shelf agreement for $150.0 million. The exact timing of any long-term debt or equity issuance(s) will be based on market conditions. In addition, for larger capital projects, the Company will seek to align, as much as feasible, any such long-term debt or equity issuance(s) with the earnings associated with commencement of service for the projects.

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15-15-15-15

Chesapeake Utilities Corporation and Subsidiaries Condensed Consolidated Statements of Income (Unaudited) (in thousands, except shares and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Operating Revenues
Regulated Energy	$63,796	$59,356	$235,438	$223,168
Unregulated Energy and other	28,117	32,263	119,238	155,286
Total Operating Revenues	91,913	91,619	354,676	378,454
Operating Expenses
Regulated Energy cost of sales	23,161	23,040	101,414	102,020
Unregulated Energy and other cost of sales	17,959	22,935	73,465	112,702
Operations	26,388	25,365	79,522	76,604
Maintenance	2,603	2,562	8,033	7,168
Gain from a settlement	—	—	(1,500)	—
Depreciation and amortization	7,636	6,774	22,155	20,146
Other taxes	3,257	3,151	10,000	9,942
Total operating expenses	81,004	83,827	293,089	328,582
Operating Income	10,909	7,792	61,587	49,872
Other income (loss), net of other expenses	36	(32)	(3)	380
Interest charges	2,492	2,495	7,425	6,954
Income Before Income Taxes	8,453	5,265	54,159	43,298
Income taxes	3,334	2,085	21,638	17,303
Net Income	$5,119	$3,180	$32,521	$25,995
Weighted Average Common Shares Outstanding:
Basic	15,258,819	14,574,678	15,035,569	14,539,841
Diluted	15,306,843	14,616,665	15,083,641	14,588,130
Earnings Per Share of Common Stock:
Basic	$0.34	$0.22	$2.16	$1.79
Diluted	$0.33	$0.22	$2.16	$1.78

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16-16-16-16

Chesapeake Utilities Corporation and Subsidiaries Condensed Consolidated Balance Sheets (Unaudited)

Assets	September 30, 2015	December 31, 2014
(in thousands, except shares)
Property, Plant and Equipment
Regulated Energy	$813,145	$766,855
Unregulated Energy	141,393	84,773
Other businesses and eliminations	19,190	18,497
Total property, plant and equipment	973,728	870,125
Less: Accumulated depreciation and amortization	(210,979)	(193,369)
Plus: Construction work in progress	56,441	13,006
Net property, plant and equipment	819,190	689,762
Current Assets
Cash and cash equivalents	3,781	4,574
Accounts receivable (less allowance for uncollectible accounts of $1,088 and $1,120, respectively)	39,861	53,300
Accrued revenue	8,797	13,617
Propane inventory, at average cost	4,211	7,250
Other inventory, at average cost	4,143	3,699
Regulatory assets	7,653	8,967
Storage gas prepayments	3,839	4,258
Income taxes receivable	6,935	18,806
Deferred income taxes	338	—
Prepaid expenses	7,507	6,652
Mark-to-market energy assets	286	1,055
Other current assets	339	195
Total current assets	87,690	122,373
Deferred Charges and Other Assets
Goodwill	16,048	4,952
Other intangible assets, net	2,317	2,404
Investments, at fair value	3,412	3,678
Regulatory assets	77,332	78,136
Receivables and other deferred charges	2,453	3,164
Total deferred charges and other assets	101,562	92,334
Total Assets	$1,008,442	$904,469

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17-17-17-17

Chesapeake Utilities Corporation and Subsidiaries Condensed Consolidated Balance Sheets (Unaudited)

Capitalization and Liabilities	September 30, 2015	December 31, 2014
(in thousands, except shares and per share data)
Capitalization
Stockholders' equity
Common stock, par value $0.4867 per share
(authorized 25,000,000 shares)	$7,429	$7,100
Additional paid-in capital	189,321	156,581
Retained earnings	162,036	142,317
Accumulated other comprehensive loss	(5,471)	(5,676)
Deferred compensation obligation	1,863	1,258
Treasury stock	(1,863)	(1,258)
Total stockholders' equity	353,315	300,322
Long-term debt, net of current maturities	155,909	158,486
Total capitalization	509,224	458,808
Current Liabilities
Current portion of long-term debt	9,139	9,109
Short-term borrowing	127,093	88,231
Accounts payable	41,129	44,610
Customer deposits and refunds	24,020	25,197
Accrued interest	3,242	1,352
Dividends payable	4,388	3,939
Deferred income taxes	—	832
Accrued compensation	8,909	10,076
Regulatory liabilities	9,346	3,268
Mark-to-market energy liabilities	154	1,018
Other accrued liabilities	9,443	6,603
Total current liabilities	236,863	194,235
Deferred Credits and Other Liabilities
Deferred income taxes	174,247	160,232
Regulatory liabilities	43,356	43,419
Environmental liabilities	9,003	8,923
Other pension and benefit costs	32,619	35,027
Deferred investment tax credits and other liabilities	3,130	3,825
Total deferred credits and other liabilities	262,355	251,426
Total Capitalization and Liabilities	$1,008,442	$904,469

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18-18-18-18

Chesapeake Utilities Corporation and Subsidiaries Distribution Utility Statistical Data (Unaudited)

	For the Three Months Ended September 30, 2015				For the Three Months Ended September 30, 2014
	Delmarva NG Distribution	Chesapeake Florida NG Division	FPU NG Distribution	FPU Electric Distribution	Delmarva NG Distribution	Chesapeake Florida NG Division	FPU NG Distribution	FPU Electric Distribution
Operating Revenues (in thousands)
Residential	$5,133	$1,103	$4,076	$14,821	$5,175	$1,036	$4,537	$13,093
Commercial	4,967	1,117	4,891	12,585	5,553	1,010	6,952	10,896
Industrial	1,611	1,478	3,469	812	1,672	1,233	2,567	478
Other (1)	263	744	2,073	(4,021)	559	788	(358)	(2,582)
Total Operating Revenues	$11,974	$4,442	$14,509	$24,197	$12,959	$4,067	$13,698	$21,885

Volume (in Dts/MWHs)
Residential	176,715	48,481	197,177	96,857	174,962	44,996	192,663	95,041
Commercial	461,219	1,305,028	469,011	95,059	470,647	290,901	518,360	92,455
Industrial	1,041,864	2,503,874	881,556	4,570	991,396	2,830,265	784,824	7,090
Other	28,552	—	(42,998)	(1,274)	31,036	—	(15,200)	1,707
Total	1,708,350	3,857,383	1,504,746	195,212	1,668,041	3,166,162	1,480,647	196,293

Average Customers
Residential	62,989	14,789	52,100	24,103	61,326	14,356	50,691	23,894
Commercial	6,571	1,355	4,223	7,412	6,453	1,380	4,343	7,411
Industrial	120	69	1,663	2	110	59	1,347	2
Other	4	—	—	—	7	—	—	—
Total	69,684	16,213	57,986	31,517	67,896	15,795	56,381	31,307

Chesapeake Utilities Corporation and Subsidiaries Distribution Utility Statistical Data (Unaudited)

	For the Nine Months Ended September 30, 2015				For the Nine Months Ended September 30, 2014
	Delmarva NG Distribution	Chesapeake Florida NG Division	FPU NG Distribution	FPU Electric Distribution	Delmarva NG Distribution	Chesapeake Florida NG Division	FPU NG Distribution	FPU Electric Distribution
Operating Revenues (in thousands)
Residential	$53,339	$3,788	$17,646	$37,495	$51,016	$3,617	$18,399	$33,607
Commercial	27,950	3,610	20,435	32,524	28,304	3,312	24,982	28,362
Industrial	5,379	4,536	11,955	2,361	4,677	3,794	9,354	2,911
Other (1)	(3,466)	2,275	557	(8,979)	(3,122)	2,362	(1,746)	(6,152)
Total Operating Revenues	$83,202	$14,209	$50,593	$63,401	$80,875	$13,085	$50,989	$58,728

Volume (in Dts/MWHs)
Residential	3,128,130	255,273	970,570	244,344	2,953,300	254,612	957,430	244,631
Commercial	2,954,973	4,069,566	1,886,076	239,633	2,851,167	1,019,970	1,939,673	238,878
Industrial	3,372,321	8,187,722	3,035,617	14,220	3,163,735	9,861,224	2,930,761	23,960
Other	57,008	—	(151,631)	4,074	57,088	—	(97,953)	(4,309)
Total	9,512,432	12,512,561	5,740,632	502,271	9,025,290	11,135,806	5,729,911	503,160

Average Customers
Residential	63,700	14,805	51,907	24,022	62,028	14,364	50,781	23,868
Commercial	6,637	1,351	4,258	7,390	6,531	1,363	4,383	7,413
Industrial	117	68	1,606	2	109	60	1,280	2
Other	5	—	—	—	7	—	—	—
Total	70,459	16,224	57,771	31,414	68,675	15,787	56,444	31,283

(1)
Operating Revenues from "Other" sources include unbilled revenue, under (over) recoveries of fuel cost, conservation revenue, other miscellaneous charges, fees for billing services provided to third parties and adjustments for pass-through taxes.